EXHIBIT 5.28
[Letterhead of Jones Waldo, Holbrook & McDonough, P.C.]
Final
July 9, 2012
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg
Graham Packaging West Jordan, LLC
c/o Graham Packaging Company, LP
2401 Pleasant Valley Road
York, Pennsylvania 17402
Re:	Utah law opinion, Graham Packaging West Jordan, LLC, a Utah limited liability company; Reynolds Group Holdings Limited, et al., Amendment No. 1 to Form F-4 Registration Statement (File No. 333-182332) the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as special Utah counsel for Graham Packaging West Jordan, LLC, a Utah limited liability company (“Utah Guarantor”) and its managing member, Graham Packaging Co. L.P., a Delaware limited partnership, in connection with Utah Guarantor’s joinder in and guarantee of certain debt obligations of Reynolds Group

Reynolds Group Holdings Limited, et al .
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Holdings Limited, and certain securities issued by Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A. (collectively, the “Issuer”), pursuant to:
     (a) that certain Senior Notes Indenture, dated as of August 9, 2011, among RGHL US Escrow II LLC, RGHL US Escrow II Inc., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, and The Bank of New York Mellon, London Branch, as paying agent (the “Indenture”);
     (b) that certain Fourth Supplemental Indenture, dated as of March 20, 2012, to the Indenture, among the Issuers, Beverage Packaging Holdings (Luxembourg) I S.A., the Additional Senior Note Guarantors (as defined therein), and The Bank of New York Mellon as trustee, principal paying agent, transfer agent and registrar (the “Fourth Supplemental Indenture”); and
     (c) a supplemental indenture to the Indenture, to be entered into by Issuer, Trustee and Utah Guarantor, a form of which is filed as Exhibit 4.22.2 to the Registration Statement (the “Seventh Supplemental Indenture,” and, collectively with the Indenture and the Fourth Supplemental Indenture, the “Transaction Documents”).
     In rendering the opinions expressed below, we have examined copies of the Indenture, the Fourth Supplemental Indenture, and such other certificates, documents and materials as we have deemed necessary as a basis for such opinions.
     We have also reviewed the following (collectively, the “Utah Guarantor Authority Documents”):
     A. A Certificate of Existence issued by the Division, dated July 3, 2012, pertaining to Utah Guarantor (the “Utah Guarantor Certificate of Existence”);
     B. A Certificate of the Secretary of State of the State of Delaware, issued March 20, 2012, pertaining to Graham Packaging Co., L.P., a Delaware limited partnership;
     C. Action of the Managing Member Taken by Written Consent, of Graham Packaging West Jordan, LLC, executed by Graham Packaging Co., L.P., as managing member, dated and effective March 20, 2012, authorizing the execution of the Transaction Documents to which Utah Guarantor is a signatory;
     D. Amended and Restated Articles of Organization of Graham Packaging West Jordan, LLC, received by the Division on October 6, 2004;
     E. Operating Agreement of Graham Packaging West Jordan, LLC, dated and effective as of October 17, 2004, and certified by the Secretary thereof on September 8, 2011;

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     F. Officer’s Certificate — Graham Packaging Company, LP, dated March 20, 2012, Helen Dorothy Golding, Assistant Secretary; and
     G. Officer’s Certificate — Graham Packaging West Jordan, LLC, dated March 20, 2012, Helen Dorothy Golding, Assistant Secretary.
In rendering this opinion, we have assumed that:
(a) The Indenture and the Fourth Supplemental Indenture will or have each been executed and delivered by the signatories thereof prior to the release and acceptance of this opinion letter, and in substantially identical form as the form sent to us for review;
(b) all documents submitted to us as originals are authentic, true, accurate and complete; and
(c) the documents submitted to us as copies conform to the originals of such documents which are themselves authentic, true, accurate and complete.
     In making our examination of documents executed by parties other than Utah Guarantor: (i) we have assumed that each such party has satisfied those legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it, including, without limitation, due authorization by all requisite action, corporate or other, and due execution; and, (ii) we have assumed the delivery, validity and binding effect thereof upon such parties.
     As to certain factual matters material to the opinions expressed herein, we have relied, without investigation or independent verification, with your consent, upon certain certificates, statements and representations of officers and other representatives of Utah Guarantor and filed certificates issued by governmental officials, offices or agencies.
     Although we have reviewed the Indenture, the Fourth Supplemental Indenture and the form of Seventh Supplemental Indenture, and have made such inquiries as we have deemed appropriate under the circumstances, we have, with your consent, not verified independently the existence or absence of all the facts set forth in the Transaction Documents.
     Based upon the foregoing, and under applicable Utah law in effect on the date of this opinion, we are of the opinion that:
     1. Based on the Utah Guarantor Certificate of Existence, Utah Guarantor is a limited liability company, validly existing and in good standing under the laws of the State of Utah.

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     2. Utah Guarantor has all necessary power and authority as a limited liability company to execute and deliver the Fourth Supplemental Indenture and to perform its obligations thereunder and under the Indenture. The Fourth Supplemental Indenture has been duly executed and delivered by Utah Guarantor and the performance by Utah Guarantor of its obligations thereunder and under the Indenture have been duly authorized by all necessary company action on the part of Utah Guarantor.
     3. Utah Guarantor has all necessary power and authority as a limited liability company to execute and deliver the Seventh Supplemental Indenture, and to perform its obligations thereunder. The Seventh Supplemental Indenture has been duly authorized by all necessary company action on the part of Utah Guarantor.
     4. The execution and delivery by Utah Guarantor of the Seventh Supplemental Indenture, and the consummation of the transactions contemplated by the Transaction Documents, do not: (a) violate or result in a breach of or default under Utah Guarantor’s Authority Documents; or (b) based on the Secretary’s Certificate — Graham Packaging West Jordan, LLC, dated as of September 8, 2011, and without independent investigation, (i) contravene the provisions of or constitute a default under any agreement or instrument to which Utah Guarantor is a party or which Utah Guarantor may be bound or affected, or (ii) conflict with or violate any judgment, order, writ, injunction or decree binding on Utah Guarantor; or (c) conflict with or violate any Utah law, rule, regulation or ordinance applicable to Utah Guarantor.
     5. No additional authorizations, consents, licenses or approvals are required for the Utah Guarantor’s entry into the Seventh Supplemental Indenture and performance of the Indenture and the Fourth Supplemental Indenture, and no additional authorizations are required for the Utah Guarantor to execute, enter into or perform its obligations under the Seventh Supplemental Indenture.
     The foregoing opinions are subject to the following qualifications and limitations, in addition to those stated elsewhere in this letter:
A. We express no opinion as to the legal enforceability of the Transaction Documents, nor respecting compliance with any requirement of Utah or federal securities laws that may arise from the Transaction Documents or the transactions contemplated therein.
B. We express no opinion herein as to the laws of any jurisdiction other than Utah. We express no opinion as to, and assume compliance with, any applicable federal or state securities laws. Our duties and responsibilities with respect to this opinion letter shall at all times and in all respects be governed by and construed in accordance with the internal laws of the State of Utah.
C. In rendering the opinions herein, we call attention to the fact that, although we have acted as special Utah counsel to Utah Guarantor in connection with this transaction, our engagement has been limited to specific matters about which we have

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been consulted, and there may be matters of a legal nature involving Utah Guarantor about which we have not been consulted and in connection with which we have not represented Utah Guarantor.
     This opinion is rendered as of the effective date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We understand that you will rely as to matters of Utah law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Utah law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Utah law, as applicable, upon this opinion.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Very truly yours,
JONES, WALDO, HOLBROOK & McDONOUGH, P.C.
/s/ Jones, Waldo, Holbrook & McDonough, P.C.